MIDWEST BANC HOLDINGS, INC.
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     THIS AGREEMENT made as of the _20th__ day of June, 2000, by and between Midwest Banc Holdings, Inc., a Delaware corporation (the "Company"), and the undersigned executive (the "Executive").

                                  INTRODUCTION

     The Company has agreed to provide supplemental retirement benefits to certain executives and to enter into individual agreements with the executives to set forth the terms thereof. Such agreements are intended to encourage the executive to remain an employee of the Company or one or more of its Subsidiaries. The Company and the Subsidiaries will pay the benefits from their general assets. These agreements are intended to constitute an unfunded plan maintained primarily to provide deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA and regulations issued thereunder.

     In furtherance of the foregoing, the Company and Executive agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Accrual Rate" means an interest rate equal to _4__ percent per annum.

     1.2 "Agreement" means this Midwest Banc Holdings, Inc. Supplemental Executive Retirement Agreement entered into between the Company and the Executive.

     1.3 "Benefit Percentage" means _35__ percent.

     1.4 "Change of Control" means:

        (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate directly or indirectly by the stockholders of the Company, in substantially the same proportion of their ownership of stock in the Company immediately prior to such merger, consolidation or reorganization;

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        (b) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 50% of the outstanding voting securities or other capital interests are owned in the aggregate directly or indirectly by the stockholders of the Company, in substantially the same proportion of their ownership of stock in the Company immediately prior to such sale;

        (c) Any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, ("Exchange Act") and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of more than 50% of the issued and outstanding shares of voting securities of Company, other than (i) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any Subsidiary or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company.

        (d) Individuals who are members of the Incumbent Board cease to constitute a majority of the Board of Directors of the Company. For this purpose, "Incumbent Board" means (i) the members of the Board of Directors of the Company on the Effective Date and (ii) any individual who becomes a member of the Board of Directors of the Company after the Effective Date, if such individual's election or nomination for election as a Director was approved by the affirmative vote of the then Incumbent Board.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

     1.6 "Company" means Midwest Banc Holdings, Inc., a Delaware corporation, as well as any successor to such entity as provided in Section 10.3 hereof.

     1.7 "Compensation Committee" means the Compensation Committee of the Company's Board of Directors.

     1.8 "Disability" means, if the Executive is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Employer. As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

     1.9 "Early Retirement Age" means the Executive's 60th birthday.

     1.10 "Effective Date" means June _20__, 2000.

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     1.11 "Employer" means the entity from among the Company and the
Subsidiaries that is, or was, the primary employer of the Executive.

     1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.13 "Executive" means the individual named on this Agreement and on whose behalf the Agreement is entered.

     1.14 "Final Salary" means the highest annual base salary rate paid by the Company and any Subsidiary to the Executive during the three (3) years ending on the date of Termination of Employment, or if earlier, the date the Executive attains Normal Retirement Age.

     1.15 "Involuntary Termination of Employment" means, for the purposes of the Agreement, Termination of Employment by the Employer without Cause (as defined in Section 1.20 of this Agreement) or by the Executive because of Constructive Discharge (as defined in Section 1.20 of this Agreement).

     1.16 "Normal Retirement Age" means the Executive's 65th birthday.

     1.17 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

     1.18 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall be a short Plan Year which shall commence on the Effective Date.

     1.19 "Subsidiary" means Midwest Bank and Trust Company, Midwest Bank of Hinsdale, Midwest Bank of McHenry County, Midwest Bank of Western Illinois, First Midwest Data Corp, and any other direct or indirect subsidiary of the Company.

     1.20 "Termination of Employment"

        (a) For purposes of this Agreement, the term "Termination of Employment" shall mean (i) termination by the Company and all Subsidiaries of the employment of the Executive with the Company and all Subsidiaries for any reason including death, disability or "Cause" (as defined below), or (ii) resignation from employment with the Company and all Subsidiaries by the Executive for any reason, including "Constructive Discharge" (as defined below).

        (b) "Cause" shall mean, with respect to termination of an Executive's employment or directorship, the occurrence of any one or more of the following, as determined by the Committee, in the exercise of good faith and reasonable judgment:

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                (i) In the case where there is no employment, change in control or similar agreement in effect between the Executive and the Employer at the time of Termination of Employment, or where there is such an agreement but the agreement does not define "cause" (or similar words) or a "cause" termination would not be permitted under such agreement at that time because other conditions were not satisfied, the termination of an employment or consulting arrangement due to the willful and continued failure or refusal by the Executive to substantially perform assigned duties (other than any such failure resulting from the Executive Disability), the Executive's dishonesty or theft, the Executive's violation of any obligations or duties under any employee agreement, or the Executive's gross negligence or willful misconduct; or

                (ii) In the case where there is an employment, change in control or similar agreement in effect between the Executive and the Employer at the time of Termination of Employment that defines "cause" (or similar words) and the occurrence of an event for which resignation for "cause" would be permitted under such agreement at that time.

     No act or failure to act on an Executive's part shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

        (c) The term "Constructive Discharge" shall mean the Executive's resignation from employment with the Company and all Subsidiaries upon any one of the following:

                (i) In the case where there is an employment, change in control or similar agreement in effect between the Executive and the Employer at the time of Termination of Employment that defines "constructive discharge" (or similar words), the occurrence of an event for which resignation for "constructive discharge" would be permitted under such agreement at that time; or

                (ii) In the case where there is no employment, change in control or similar agreement in effect between the Executive and the Employer, or where there is such an agreement but the agreement does not define "constructive discharge" (or similar words), or a resignation for "constructive discharge" would not be permitted at that time because other conditions were not satisfied, there shall have occurred:

                        (A) a reduction in the Executive's base salary or annual
               bonus opportunity from that in effect immediately prior to the date of a Change in Control.

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                        (B) a material diminution in the Executive's title,
               duties or responsibilities from those in effect immediately prior to the date of a Change in Control;

                        (C) a change by the Employer of the Executive's primary
               employment location to a place that is more than 35 miles from Executive's primary employment location immediately prior to date of a Change in Control.

     1.21 "Year of Service" means a twelve-month period commencing on the Executive's most recent date of hire by the Company or a Subsidiary and on each anniversary thereof.

                                   ARTICLE 2

                                LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. Subject to Article 6, upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Employer shall pay to the Executive the benefit described in this Section
2.1 in lieu of any other benefit under this Agreement.

        2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to the Executive's Final Salary multiplied by the Benefit Percentage.

        2.1.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for fifteen (15) years.

        2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

     2.2 Early Retirement Benefit. Subject to Article 6, upon Termination of Employment (a) on or after the Early Retirement Age but before the Normal Retirement Age for reasons other than death or Disability and (b) after completing five continuous years of employment with the Employer or any Subsidiary after the Effective Date, the Employer shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

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        2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to a percentage of the annual benefit that would be payable as described in Section 2.1.1 above, computed as follows:

    AGE AT TERMINATION                           PERCENTAGE OF
      OF EMPLOYMENT                          SECTION 2.1.1 BENEFIT
    ------------------                       ---------------------

         60 years                                     50%
         61 years                                     60%
         62 years                                     70%
         63 years                                     80%
         64 years                                     90%
         65 years                                    100%

        2.2.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The annual benefit shall be paid to the Executive for fifteen (15) years.

     2.3 Early Termination Benefit. Subject to Article 6, upon Termination of Employment before the Early Retirement Age, for reasons other than death or Disability, the Employer shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

        2.3.1 Amount of Benefit. If the Executive has completed 10 or more Years of Service and five (5) continuous years of employment with the Employer or any Subsidiary after the Effective Date, the benefit under this Section 2.3 is the total liability then accrued on the Employer's records at the time of the Executive's Termination of Employment. The Early Termination annual benefit amount is determined by calculating a 15-year fixed annuity from the accrual balance, crediting interest on the unpaid balance at an annual rate equal to the Accrual Rate, compounded monthly. If the Executive has completed less than ten
(10) Years of Service or less than five (5) years continuous service after the Effective Date, the Employer shall pay no benefit under this Section 2.3.

        2.3.2 Payment of Benefit. The Employer shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen
(15) years.

     2.4 Disability Benefit. Subject to Article 6, if the Executive terminates employment due to Disability prior to Normal Retirement Age, the Employer shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

        2.4.1 Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the Executive's Normal Retirement Benefit, calculated under Section 2.1 above, as if the

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Executive remained employed, with no increase in annual base salary through his
Normal Retirement Age.

        2.4.2 Payment of Benefit. The Employer shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.

     2.5 Change of Control Benefit. Subject to Article 6, in the event of the Executive's Involuntary Termination of Employment for reasons other than death or Disability following a Change of Control, but prior to Normal Retirement Age, the Employer shall pay to the Executive the benefit described in this Section
2.5 in lieu of any other benefit under this Agreement.

        2.5.1 Amount of Benefit. The benefit under this Section 2.5 is 100 percent of the benefit projected to be earned had the Executive remained employed through Normal Retirement Age with an annual positive 4% salary adjustment effective on each anniversary of the Involuntary Termination of Employment until the Executive reached his Normal Retirement Age.

        2.5.2 Payment of Benefit. The Employer shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.

        2.5.3 Lump Sum Benefit. Notwithstanding Sections 2.1.2, 2.2.2, 2.3.2 or
2.5.2 above, upon a Termination of Employment after a Change in Control, the Executive may elect to receive a lump sum payment equal to the lump sum present value of the payments described in Sections 2.1.2, 2.2.2, 2.3.2 or 2.5.2 above, whichever is applicable, where such present value is to be determined using a discount rate equal to the applicable federal rate in effect on the date of the Change in Control for purposes of determining present value of payments subject to the non-deductibility and excise tax provisions of Section 280G and Section 4999 of the Code, respectively, and regulations thereunder.

                                   ARTICLE 3

                                 DEATH BENEFITS

     3.1 Death During Active Service. If the Executive dies while in the active service of the Employer, the Employer shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

        3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the total age 65 liability then accrued on the Employer's records at the time of the Executive's death, or, if later, the total liability accrued on the Employer's records at the date of his death.

        3.1.2 Payment of Benefit. The Employer shall pay the benefit to the Executive's beneficiary in a lump sum within 60 days following the Executive's death.

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     3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Employer shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies after Termination of Employment and prior to the commencement of said benefit payments, the Employer shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                   ARTICLE 4

                             LIABILITY FOR BENEFITS

     4.1 Primary Obligor. The Employer shall be the primary obligor with respect to the obligation to pay benefits owing to a Executive under this Agreement.

     4.2 Company Guaranty. The Company hereby guarantees the obligations of each Employer to pay benefits owing to an Executive under this Agreement.

                                   ARTICLE 5

                                  BENEFICIARIES

     5.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Employer. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Employer during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Employer may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.

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                                   ARTICLE 6

                               GENERAL LIMITATIONS

     6.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any Subsidiary shall pay any benefit under this Agreement if the Company or any Subsidiary terminates the Executive's employment for Cause.

     6.2 Suicide Misstatement. The Company shall not pay any benefit under the Agreement if the Executive commits suicide within two years after the Effective Date.

     6.3 Restrictive Covenants.

        6.3.1 The Company has agreed to provide benefits under this Agreement in return for the Executive's acceptance of restrictive covenants set forth in this
Section 6.3. The Executive hereby acknowledges that the benefits provided hereunder constitute adequate consideration for Executive's obligations under this Section 6.3.

        6.3.2 Neither the Company nor any Subsidiary shall pay any benefit under this Agreement, and the Executive shall be obligated to repay any lump sum payment received under this Agreement if, at any time prior to the _____second____ anniversary of the Termination of Employment of the Executive, without the prior written consent of the Company and the affected Subsidiary or Subsidiaries, Executive:

                (a) engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial equity owner in a corporation or other entity, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the business area (a 35 mile radius) of the Company or any Subsidiary, which enterprise is, or may deemed to be, competitive with any business carried on by the Company or any Subsidiary as of the date of termination of employment; or

                (b) either as an individual, on his or her own account, or as an agent, employee, director, shareholder or otherwise, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage any customer of the Company or any of its affiliates not to do business with the Company or any of its affiliates. For purposes of this paragraph, such customers and such affiliates shall be limited to those persons or entities which are customers or affiliates as of the date immediately preceding the date of the Executive's termination of employment; or

                (c) directly or indirectly solicits, induces or encourages any person who, as of the date immediately preceding the date of the termination of employment, is an employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates.

                6.3.3 Executive represents and warrants that:

                (a) Executive has read and understands this Agreement;

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                (b) Executive has had an opportunity to consult with legal counsel in connection herewith;

                (c) the restraints and agreements herein provided are fair and reasonable;

                (d) enforcement of the provisions of Section 6.3 will not cause him or her undue hardship; and

                (e) that the above restrictions are reasonable in scope and duration and are the least restrictive means to protect the Company's and its affiliates' legitimate and proprietary business interests and property from irreparable harm.

                6.3.4 The Employer and the Employee hereby recognize that the restrictive non compete provisions of Section 6.3.2 have value and that value shall be recognized in the Section 280 G calculations by an allocation of the termination benefits between the non compete provision and the other Termination Benefits based on the value of the fair market value of the non compete provisions. The Employer shall make the determination of the fair value to be assigned.

                                   ARTICLE 7

                          CLAIMS AND REVIEW PROCEDURES

     7.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     7.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company

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shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   ARTICLE 8

                            AMENDMENT AND TERMINATION

     8.1 Amendment. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

     Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

     8.2 Effect of Change in Control.

                8.2.1 Notwithstanding any other provision of this Agreement, following a Change in Control, the provisions or the interpretation or administration of this Agreement may not be amended or terminated in any manner which would adversely affect in any way the computation or amount of or entitlement to benefits under the Agreement as in effect immediately prior to the Change in Control, including, but not by way of limitation, any adverse change in or to:

                (i) the formula pursuant to which benefits are earned or the date on which benefits become vested;

               (ii) Final Salary recognized under the Agreement for purposes of determining benefits; or

               (iii) the time or manner of payment of benefits available to any Executive or beneficiary, including the commencement of the benefit payments or any present value or other factors, including any methods of accounting, used in determining the amount thereof.

                8.2.2 The Employer shall deposit assets equal in value to the aggregate of all accrued benefits then payable or reasonably expected to be payable in the future under the Agreement as of the date of such Change in Control with a bank or corporate trustee pursuant to one or more grantor trusts in a form satisfactory to the Company and Executive.

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                                   ARTICLE 9

                          ADJUSTMENT DUE TO EXCISE TAX

     9.1 If it is determined (in the reasonable opinion of independent public accountants then regularly retained by the Employer), that any amount payable to Executive by Employer under this Agreement or any other plan, program or agreement under which Executive participates or is a party would constitute an "Excess Parachute Payment" within the meaning of Code Section 280G (or any similar provision), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the "Excise Tax"), then the Amount of Benefits payable to the Executive under any provision of this Agreement shall be reduced to the extent necessary so that no portion of the amounts payable to the Executive is subject to the Excise Tax. Executive shall be responsible for any and all Excise Tax (or similar taxes imposed upon such payments).

     9.2 The determination of the amount of reduction, if any, in the amounts payable to the Executive shall be made in good faith by the Employer's chief financial officer after consultation with the advisors then regularly retained by the Employer, and a written statement setting forth the calculation thereof shall be provided to the Executive. If amounts payable to the Executive are to be reduced pursuant to this Article 9, the Executive, in consultation with the chief financial officer, shall determine the compensation and benefits to be so reduced.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Company or any Subsidiary, nor does it interfere with the Employer's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.2 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.3 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     10.4 Tax Withholding. The Company and the Subsidiaries shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

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     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Illinois, except to the extent preempted by the laws of the United States of America.

     10.6 Unfunded Arrangement. The Executives and beneficiaries are general unsecured creditors of the Company and their respective Employers for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company and the respective Employers to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company or the Employer to which the Executive and beneficiary have no preferred or secured claim.

     10.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

             10.7.1 Construing and interpreting the provisions of the Agreement;

             10.7.2 Establishing and revising the method of accounting for the Agreement;

             10.7.3 Maintaining a record of benefit payments; and

             10.7.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     10.9 Gender and Number. In the Agreement, wherever the context permits, words in the masculine gender include the feminine and neuter genders, words in the singular include the plural and words in the plural include the singular.

     10.10 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     10.11 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees. The Company shall require any successor to the Company and any successor to any Employer by merger, consolidation or combination to expressly assume in writing the obligations of the Company and/or such Employer hereunder.

     IN WITNESS WHEREOF, the Executive and a duly authorized company Officer have signed this Agreement on this __28__ day of September 2001, effective as of the date first written above.

EXECUTIVE:                              COMPANY:
                                        MIDWEST BANC HOLDINGS, INC., for
                                        itself and its Subsidiaries



__________________________________      By:_____________________________________
Name:                                   Title:__________________________________